Exhibit 8.1

June 8, 2026	Mayer Brown LLP 71 South Wacker Drive Chicago, IL 60606 United States of America T: +1 312 782 0600 F: +1 312 701 7711

mayerbrown.com

Porsche Auto Funding LLC

Porsche Leasing Ltd.

One Porsche Drive
Atlanta, Georgia 30354

Re:	Porsche Auto Funding LLC and Porsche Leasing Ltd. Registration Statement on Form SF-3 Registration Nos. 333-290988 and 333-290988-01

Ladies and Gentlemen:

We have acted as special federal tax counsel to Porsche Auto Funding LLC, a Delaware limited liability company (the “Company”), in connection with the above-captioned registration statement (such registration statement, together with the exhibits and any amendments thereto, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) and the offering of the Class A-1 Asset Backed Notes, the Class A-2a Asset Backed Notes, the Class A-2b Asset Backed Notes, the Class A-3 Asset Backed Notes and the Class A-4 Asset Backed Notes (collectively, the “Notes”) described in the final prospectus dated June 4, 2026 (the “Prospectus”), which has been filed with the Commission pursuant to Rule 424(b)(5) under the Act. As described in the Prospectus, the Notes will be issued by Porsche Innovative Lease Owner Trust 2026-1 (the “Issuer”), a trust formed by the Company pursuant to a trust agreement (the “Trust Agreement”) between the Company, as depositor, and Wilmington Trust, National Association, as owner trustee. The Notes will be issued pursuant to an Indenture (the “Indenture”) between the Issuer and U.S. Bank Trust Company, National Association, as indenture trustee. Capitalized terms used herein without definition have the respective meanings assigned to such terms in the Prospectus.

In that regard, we generally are familiar with the proceedings taken or required to be taken in connection with the proposed authorization, issuance and sale of the Notes, and have examined and relied upon copies of such statutes, documents, corporate records and other instruments as we have deemed necessary or appropriate for the purpose of this opinion, including the Prospectus and current drafts of the Trust Agreement, the Indenture and other documents prepared in connection with the issuance of the Notes (collectively, the “Transaction Documents”). In addition, we have assumed that the Transaction Documents with respect to the Notes are executed and delivered in substantially the form we have examined and that the transactions contemplated to occur under the Transaction Documents in fact occur in accordance with the terms thereof.

Mayer Brown is a global services provider comprising an association of legal practices that are separate entities including
Mayer Brown LLP (Illinois, USA), Mayer Brown International LLP (England & Wales), Mayer Brown Hong Kong LLP (a Hong Kong limited liability partnership) and Tauil & Chequer Advogados (a Brazilian law partnership).

Porsche Auto Funding LLC

orsche Leasing Ltd.

We hereby confirm and adopt the Opinions set forth in the Prospectus (to the extent they relate to the U.S. federal income tax consequences) under the captions “Summary of Terms—Tax Status” and “Material Federal Income Tax Consequences”.

The opinion set forth herein is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (“IRS”) contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the IRS and existing judicial decisions. No tax rulings will be sought from the IRS with respect to any of the matters discussed herein. The statutory provisions, regulations and interpretations on which our opinions are based are subject to change, which changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in our opinions may not be taken by the IRS.

We know that we are referred to under the captions referred to above included in the Prospectus, and we hereby consent to the use of our name therein and to the use of this opinion for filing of this opinion as Exhibit 8.1 to a Form 8-K filed in connection therewith, without admitting we are “experts” within the meaning of the Act, or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement or the Prospectus, including this exhibit.

Very truly yours,

/s/ Mayer Brown LLP

Mayer Brown LLP